UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2011

RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	1-15795	84-0957421
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 571-9800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Rentech, Inc. is filing this Current Report on Form 8-K to provide an update with respect to the following expansion projects we are evaluating. References to “we,” “us” and “our” in this report refer to Rentech, Inc. and its consolidated subsidiaries, including Rentech Energy Midwest Corporation.

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Urea Expansion and Diesel Exhaust Fluid Build-Out. We are evaluating a project to increase the urea production capacity at our nitrogen fertilizer facility in East Dubuque, Illinois by approximately 13%, or 50 tons per day. The additional urea could be marketed as liquid urea or upgraded into urea ammonium nitrate solution both of which sell at a premium to ammonia per nutrient ton. In conjunction with evaluating our urea expansion project, we are evaluating the installation of mixing, storage and load-out equipment that would enable us to produce and sell diesel exhaust fluid (“DEF”) from the urea produced at the facility. DEF is a urea-based chemical reactant that is intended to reduce nitrogen oxide emissions in the exhaust systems of certain diesel engines of trucks and off-road farm and construction equipment. As an industrial product, DEF would diversify our product mix and our potential customer base. We believe that there is an expanding market for DEF, with the potential for long-term off-take contracts on favorable terms. If we begin to produce DEF, we intend to arrange for a third party to sell and distribute our DEF products to customers. Although a budget for the urea expansion project and related DEF build-out has not been finalized, we expect the projects would collectively cost approximately $6.0 million. We would require additional funding to complete the projects. We believe the expansion projects could be completed by the end of 2012, subject to obtaining the necessary funding, which we would seek to obtain through debt or equity financing.

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Ammonia Capacity Expansion. We have commenced construction of a project at the facility that is designed to increase ammonia production at the facility by approximately 70,000 tons annually, for sale or upgrade to additional products. We have completed a feasibility study, contracted with an engineering firm to perform Front End Engineering and Design (“FEED”), obtained the construction permit and commenced construction of certain long lead-time items in order to put the project on a schedule that fits with planned downtime for our 2011 and 2013 turnarounds. We expect FEED to be completed by early 2012, and it will result in more precise cost estimates, based on equipment purchase quotes, than those from the initial feasibility study. Based on the engineering work completed to date, our preliminary estimate is that this project could be completed in 24 to 30 months without adding significant downtime to that already planned for the 2011 and 2013 turnarounds, and we expect that this project could cost approximately $100 million to complete. As we complete engineering and more detailed cost estimates, which could vary substantially from current cost estimates, we will continue to evaluate the ammonia market to determine whether the expected returns on this project remain favorable. We will require additional debt and/or equity financing to complete this project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: September 8, 2011

By: /s/ Colin M. Morris
Colin M. Morris
Vice President and General Counsel